Exhibit 99.1

RDA HOLDING CO. ANNOUNCES RESULTS FOR

THE FOURTH QUARTER AND FULL YEAR ENDING DECEMBER 31, 2011

•      Company Announces Fourth Quarter Revenue of $433.5 Million; Operating Profit of $35.1 Million

•      Fourth Quarter EBITDA Meets Guidance

•      Significant Progress Executing Against Strategy Including Sale and Closure of Non-Core Businesses

•      Enhanced Balance Sheet Strength

NEW YORK, N.Y., March 22, 2012 — RDA Holding Co., parent company of The Reader’s Digest Association, Inc. (together with its subsidiaries and affiliated entities, “RDA”), the global multi-brand and multi-platform media and direct marketing company, announced today its financial results for the fourth quarter and full year ended December 31, 2011.

Robert E. Guth, President and Chief Executive Officer, commented, “We accomplished a number of our objectives this past quarter from both a financial and operational perspective. We experienced an increase in cash flow for the quarter versus the prior year and met our EBITDA guidance for the quarter.  We did experience revenue pressures in some of our markets, particularly in Europe where our business was challenged along with the macro-economic environment.  But importantly, our ongoing cost initiatives and streamlining efforts have allowed us to increase profitability, excluding impairments, in our business despite flat or compressed revenue levels.

“We were pleased with the contributions to our full-year results from new revenue streams such as our partnerships and digital offerings, and encouraged by the growth of some of our more traditional revenue streams such as advertising.  Advertising revenues increased 7.9% for the fourth quarter and 7.1% for the full year, excluding losses at the Every Day with Rachael Ray publication, which we sold in October of 2011.

“We have moved aggressively to execute on the strategy we outlined last quarter, and are pleased with our progress.  We made significant strides in our efforts to refocus on our two core media and direct marketing businesses in North America and internationally.  We recently sold Allrecipes.com and Weekly Reader, and are now engaged in a sale process for our Lifestyle & Entertainment Direct business.  As a result, we have greatly simplified our structure, which will enable us to direct our attention to nurturing and building these core businesses.  The Allrecipes sale has allowed us to de-lever, improve liquidity, and address near-term covenant risk.  In addition, the restructuring and related cost reductions initiated in our fourth quarter will provide significant operating leverage for the business going forward, and we continue to plan for further reductions in our cost structure. Finally, we have recently received a commitment from a commercial bank on a new round of financing for $61 million, which will further improve our liquidity position.

“Overall, we continue to be encouraged by some of the performance trends in our core businesses and remain confident in our longer-term strategy.”

Fourth Quarter Company Results and Highlights

	Successor Company		Successor Company		Predecessor Company
	Three months ended December 31,		Year ended December 31,	February 20 to December 31,	January 1 to February 19,
	2011	2010	2011	2010	2010
Consolidated EBITDA prior to discontinued/disposed businesses	$95.9	$95.0	$106.4	$174.6	$(4.6)
Disc. Operations (LED, ALR, WR)	(6.2)	(13.8)	9.1	(19.3)	(8.5)
Disposed publication (EDWRR)	(3.8)	(2.2)	7.1	(3.6)	1.7
Consolidated EBITDA, continuing operations	$85.9	$79.0	$122.6	$151.7	$(11.4)

EBITDA for the quarter was $85.9 million, compared to $79.0 million in the prior year, which has been adjusted to exclude discontinued operations.  For comparison purposes, by unwinding the discontinued operations classification, our current quarter EBITDA would have been $95.9 on a pro forma basis, compared to $95.0, as adjusted for a subsequent bad debt expense for the prior year.  In both scenarios, we met our guidance of exceeding the prior year’s EBITDA for the quarter.

Revenue decreased $18.2 million to $433.5 million, a decline of 4.0% from the 2010 quarter. Revenue declined 6.7% on a constant currency basis and excluding the effects of fair value adjustments and intercompany eliminations.  Fourth quarter 2011 operating profit decreased $1.2 million, or 3.3%, to $35.1 million, from the 2010 quarter.  The decrease in operating profit for the quarter was driven primarily by an impairment charge of $14.8 million, principally related to other intangible assets, which was largely offset by savings in promotional costs driven by cost reduction initiatives in our international businesses, revenue in our North America segment from special or extra magazine issues for Taste of Home, Birds and Blooms and certain other titles, and licensing and advertising revenue from the Humana partnership we entered in earlier this year.

Other highlights for the quarter include:

•                  Significant progress in strategy to simplify business structure and strengthen our balance sheet: The Company made significant progress during the quarter to sell certain assets or discontinue businesses that were deemed non-core or a drag on the business.  These include Allrecipes.com and Weekly Reader.  We also began a process to sell our Lifestyle & Entertainment Direct business.

•                  Net proceeds of approximately $150 million from the sale of Allrecipes.com will be used primarily to de-lever the balance sheet.  Proceeds from our Weekly Reader sale were not material.

•                  Progress in growing new revenue streams through partnerships:  We continue to see positive impact from our co-branded partnership with Humana in particular with their further marketing in additional territories as planned.  We also announced a marketing arrangement with Chartis to expand our global collaboration.  Overall, our partnership initiatives contributed approximately $15 million in revenue during 2011.

•                  Strong advertising growth in North America publishing: Excluding the adverse impact of Every Day With Rachael Ray from our North American total advertising revenues, we experienced growth of 7.9% and 7.1% for the fourth quarter and full year, respectively, primarily as a result of some of our partnership initiatives.

•                  Continued progress in digital initiatives:  For December 2011, we increased web traffic in North America by 76% to nearly 15 million unique visitors, compared to December 2010.  Our International web traffic increased by 36% to 2.5 million unique users in December 2011, compared to December 2010. Digital revenues, which comprises advertising, digital acquisition of subscriptions, e-commerce and e-readers, now account for 7% of our North America business in 2011 up from 4%, and we are targeting 10% in 2012.  We continue to see growth in our digital channel following increases in access and delivery of our products online and through social media websites as well as iPads, Nooks and Kindles. Reader’s Digest is one of the best-selling magazines across digital platforms.

•                  Rationalization of cost structure: As a result of the Company’s on-going cost reduction initiatives initiated in the fourth quarter, the Company expects to realize annualized savings of $33.3 million.

Full-Year Company Results

Revenue for the year ended December 31, 2011 of $1,438.2 million trended flat compared to $1,255.4 million for the period February 20 to December 31, 2010 and $213.0 million for the period January 1 to February 19, 2010.  The Company experienced an operating loss for the year ended December 31, 2011 of $292.9 million, compared to $32.1 million for the period February 20 to December 31, 2010 and $31.5 million for the period January 1 to February 19, 2010.  Excluding the impact of foreign exchange movements, fair value accounting adjustments and the impairment charges taken during 2011, the Company experienced a decreasing trend in operating results as a result of declines across our international businesses, primarily due to lower active customer bases, reduced mailings and marketing campaigns and lower response rates to product offerings. The impact of these declines on profitability was partially mitigated by the benefits of our cost restructuring and reduction efforts, as well as by increased revenue from partnerships and digital initiatives.

Fourth Quarter 2011 Segment Results

The Company classifies its business into three reportable segments: North America, Europe and Asia Pacific & Latin America (“APLA”). These segments comprise two business lines: media and direct marketing.

The North America segment comprises our operations in the United States and Canada that publish and market various magazines, books and home entertainment products.

The Europe and APLA segments primarily consist of our direct marketing operations in those regions.

Summary of reportable Segment Results

North America

Fourth quarter revenue in the North America segment was nearly flat at $214.0 million, compared to $216.8 million in the 2010 quarter (a decline of 1.2% on a constant currency basis).  Operating profit increased $2.5 million, or 4.8%, to $54.9 million, compared to $52.4 million (with minimal effect from foreign currency).  The lower revenue was primarily due to declining renewal rates on certain of our magazine titles; the timing effect of favorable non-cash adjustments for undeliverable or suspended subscriptions in the prior year; declining advertising revenue at our Every Day With Rachael Ray publication, sold in October 2011, and our Canadian publications; and the closure of our unprofitable or marginally profitable Taste of Home Holiday and freshHome magazine titles.  This was offset, for the most part, by revenue on our special or extra issues for Taste of Home, Birds and Blooms and certain other titles; along with licensing and advertising revenue from the Humana partnership we entered in earlier this year.  The increase in operating profit was driven, in part, by the special or extra magazine issues, the Humana partnership and savings in promotional costs driven by cost reduction initiatives.

Europe

Fourth quarter revenue in the Europe segment declined $24.1 million, or 12.7%, to $165.5 million, compared to $189.6 million in the fourth quarter of 2010 (a decrease of 11.3% on a constant currency basis).  Operating profit was $30.3 million, compared to $34.0 million (a decline of 10.3% on a constant currency basis).  The declines in revenue and operating profit were primarily due to a smaller active customer base and lower response rates, principally in our markets in Russia, Central Europe and the Germany region.  The revenue declines were primarily in sales of our books and home entertainment products, such as our single sale and series products. The operating profit decline was driven by the same factors, partially offset by a reduction of promotional investments, reflecting a favorable shift from the timing of certain promotional investments to earlier in the year and the positive impact of our cost reduction initiatives.

Asia Pacific and Latin America (APLA)

Fourth quarter revenue in the APLA segment declined $9.2 million, or 12.6%, to $63.6 million, compared to $72.8 million in the 2010 quarter (a decrease of 11.3% on a constant currency basis).  However, operating profit increased $3.0 million or 51.7%, to $8.8 million (an increase of 55.2% on a constant currency basis).  The declines in revenue were primarily due to a smaller active customer base and lower response rates, principally in our markets in Australia and certain markets in Asia.  Operating profit increased as a result of lower promotional investments, particularly, in Brazil and Australia, along with overhead cost reductions.

Corporate Unallocated (Administrative expenses, not allocated to reportable segments)

Corporate unallocated for the fourth quarter 2011 declined $8.0 million, or 26.6%, to $22.1 million, compared to $30.1 million for the fourth quarter 2010. During the fourth quarter 2011, we recorded a reduction in the current year bonus accrual to align with our 2011 results. Additionally, we had favorability over the prior year’s excessive facility costs driven by our 2010 headquarter relocation.

Impairment of Assets

During the fourth quarter, the Company recorded an impairment charge of $14.8 million, principally related to other intangible assets. This other intangible assets impairment charge was against tradenames, driven by changes in our long-term view, primarily in Canada. The impairment charge was also against our English20 products and internal use software.

Other Operating Items

During the fourth quarter, the Company recorded an expense of $18.2 million primarily due to restructuring actions as part of our on-going cost reduction initiatives, along with professional fees related to business redesign and process optimization projects.  As a result of these initiatives, our global continuing operations headcount has reduced by approximately 14% in 2011.

Fair Value Adjustments

During the fourth quarter 2011, we recorded fair value adjustments of $3.8 million, which reflected the amortization of the fair value reduction to unearned revenue and related deferred cost accounts arising as a result of fresh start accounting.

Outlook

Looking ahead, we expect a slight improvement in EBITDA for the full year of 2012. We anticipate positive contributions from each of our core business segments as they continue to initiate new revenue sources from sponsorships and partnerships, selling more efficiently and effectively to customer centric affinities, alternative channels of highly efficient digital platform distributions and continuing efforts for operating leverage to streamline the infrastructure with cost savings in the direct and indirect costs lines as well as information technology. Our full year guidance range for 2012 Consolidated EBITDA is between $115 million and $125 million.

Conference Call

The Company will host a conference call to discuss results for the fourth quarter of 2011 on Thursday, March 22, at 10 a.m. Eastern Time.

To listen to the conference call, please dial 800-901-5217 or 617-786-2964 internationally, and ask for Reader’s Digest.  The pass code is 39071549.

There will also be a PowerPoint presentation.  To access the presentation, visit this URL: www.rda.com/investor-relations/events.

An audio replay of the call will be available within 24 hours by dialing 888-286-8010 (617-801-6888 International), using pass code 63353412 and a link for replay of the online webcast will be posted on www.rda.com/investor-relations.  Both of these replay options will be available for seven days after this event.

Non-GAAP Financial Measures

The Company publicly reports its financial information in accordance with United States generally accepted accounting principles (GAAP).  To facilitate external analysis of the Company’s operating performance, the Company also presents financial information that may be considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission.  Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.  The following non-GAAP financial measure included in this release and/or referred to on our conference call are used by the Company in its internal analysis of the business.

EBITDA is a common supplemental measure of performance used by investors and financial analysts.  Management believes that EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends.  The Company does not use EBITDA as a measure of liquidity because it includes certain contractual and non-discretionary expenditures.  Consolidated EBITDA is fully defined in our Senior Secured Notes indenture dated February 11, 2010, and generally consists of EBITDA plus/minus adjustments related to the following major items: (a) purchase and fresh start accounting; (b) asset impairment charges; (c) results of disposed and discontinued entities; (d) restructuring and reorganization costs; (e) non-cash gains and losses; and (f) other items, such as stock based compensation.  EBITDA as defined herein may differ from similarly titled measures presented by other companies.

The reconciliations of non-GAAP to GAAP measures are included in the tables attached to this release and are available at www.rda.com.  The Company’s financial statements will be filed with the Securities and Exchange Commission when available.

About The Reader’s Digest Association, Inc.

Reader’s Digest Association is a global media and direct marketing company that educates, entertains and connects more than 145 million consumers around the world with products and services from trusted brands. With offices in 44 countries, the company reaches customers in 78 countries, publishes 75 magazines, including 49 editions of Reader’s Digest, the world’s largest-circulation magazine, operates 62 branded websites and sells 30 million books, music and video products across the world each year. Further information about the company can be found at www.rda.com.

Forward-looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.  The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements.  All statements contained in this press release, other than statements of historical fact, including, without limitation, statements about our operations, financial condition and liquidity, strategies, business initiatives, prospects, expectations regarding future events and our financial performance and the development of the industry in which we operate, are forward-looking statements that involve certain risks and uncertainties.  While these statements represent the Company’s current judgment on what the future may hold, and the Company believe these judgments are based upon reasonable assumptions, these statements are not guarantees of any events or financial results, and the company’s actual results may differ materially.  Important factors that could cause our actual results to be materially different from our expectations include those risks described in our annual report found on Form 10-K which will be filed with the Securities and Exchange Commission.

You should not place undue reliance on the forward-looking statements contained in this press release.  These forward-looking statements speak only as of the date on which the statements were made.  The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

For further information contact:

For investor inquiries:	For media inquiries:
The Reader’s Digest Association	The Reader’s Digest Association
Bryan Berndt	David Press
Tel: 646.293.6054	Tel: 646.747.0098

(Tables follow)

RDA Holding Co., and Subsidiaries

Press Release Tables

Summary of Reportable Segment Results

	Successor Company
	Three months ended December 31,
	2011	2010
(Unaudited)	($ millions)	($ millions)
Revenue
North America segment, without EDWRR	$194.1	$195.7
EDWRR (disposed)	19.9	21.1
Europe segment	165.5	189.6
Asia Pacific & Latin America segment	63.6	72.8
Total all business segments	443.1	479.2
Intercompany eliminations	(1.9)	(1.9)
Fair value adjustments	(7.7)	(25.6)
Total revenue	$433.5	$451.7

Operating income (loss)
North America segment, without EDWRR	$51.1	$50.3
EDWRR (disposed)	3.8	2.1
Europe segment	30.3	34.0
Asia Pacific & Latin America segment	8.8	5.8
Total all business segments	94.0	92.2
Corporate unallocated (a)	(22.1)	(30.1)
Subtotal	71.9	62.1
Fair value adjustments (b)	(3.8)	(16.0)
Impairment of assets	(14.8)	(1.7)
Other operating items, net (c)	(18.2)	(8.1)
Total operating profit	35.1	36.3
Interest expense	16.9	13.9
Other expense, net	15.2	0.7
Income tax expense (benefit)	4.5	(19.3)
Income from discontinued operations, net of taxes	7.3	17.5
Net income	$5.8	$58.5

(a)  Corporate unallocated (primarily certain G&A costs and amortization of intangible assets)

(b)  Fair Value adjustments (amortization of fresh start adjustments upon our reorganization)

(c)  Other operating items, net (primarily restructuring costs)

Summary of Reportable Segment Results

	Successor Company		Predecessor Company
	Year ended December 31, 2011	February 20 to December 31, 2010	January 1 to February 19, 2010
(Unaudited)	($ millions)	($ millions)	($ millions)
Revenue
North America segment, without EDWRR	$620.9	$563.6	$80.3
EDWRR (disposed)	58.9	62.4	6.5
Europe segment, without RDA UK	568.8	515.0	79.1
RDA UK (deconsolidated)	—	—	13.3
Asia Pacific & Latin America segment	245.6	225.8	34.4
Total all business segments	1,494.2	1,366.8	213.6
Intercompany eliminations	(7.1)	(4.8)	(0.6)
Fair value adjustments	(48.9)	(106.6)	—
Total revenue	$1,438.2	$1,255.4	$213.0

Operating income (loss)
North America segment, without EDWRR	$97.6	$103.4	$5.8
EDWRR (disposed)	(7.5)	3.3	(1.7)
Europe segment, without RDA UK	27.5	62.6	(5.4)
RDA UK (deconsolidated)	—	—	(2.6)
Asia Pacific & Latin America segment	15.5	15.3	0.2
Total all business segments	133.1	184.6	(3.7)
Corporate unallocated (a)	(97.4)	(98.5)	(14.1)
Subtotal	35.7	86.1	(17.8)
Fair value adjustments (b)	(29.9)	(60.8)	—
Impairment of assets	(262.2)	(16.4)	—
Other operating items, net (c)	(36.5)	(41.0)	(13.7)
Total operating loss	(292.9)	(32.1)	(31.5)
Interest expense	60.2	53.8	8.8
(Gain) loss on deconsolidation of subsidiary	(8.5)	(2.4)	49.7
Other expense (income), net	12.1	(0.2)	10.0
Reorganization items	—	—	(1,802.1)
Income tax (benefit) expense	(12.5)	(58.9)	61.6
(Loss) income from discontinued operations, net of taxes	(49.0)	(5.2)	153.1
Net (loss) income	$(393.2)	$(29.6)	$1,793.6

(a)  Corporate unallocated (primarily certain G&A costs and amortization of intangible assets)

(b)  Fair Value adjustments (amortization of fresh start adjustments upon our reorganization)

(c)  Other operating items, net (primarily restructuring costs)

RDA Holding Co., and Subsidiaries

Consolidated Statements of Operations

(in millions)

(unaudited)

	Successor Company
	Three months ended December 31,
	2011	2010

Revenue	$433.5	$451.7

Product, distribution and editorial expenses	181.5	194.4
Promotion, marketing and administrative expenses	183.9	211.2
Impairment of assets	14.8	1.7
Other operating items, net	18.2	8.1
Operating profit	35.1	36.3
Interest expense	16.9	13.9
Other expense, net	15.2	0.7
Income before income taxes and discontinued operations	3.0	21.7
Income tax expense (benefit)	4.5	(19.3)
Income from continuing operations before discontinued operations	(1.5)	41.0
Income from discontinued operations, net of taxes	7.3	17.5
Net income	$5.8	$58.5

RDA Holding Co., and Subsidiaries

Consolidated Statements of Operations

(in millions)

(unaudited)

	Successor Company		Predecessor Company
	Year ended December 31, 2011	February 20 to December 31, 2010	January 1 to February 19, 2010

Revenue	$1,438.2	$1,255.4	$213.0

Product, distribution and editorial expenses	642.5	553.7	95.8
Promotion, marketing and administrative expenses	789.9	676.4	135.0
Impairment of assets	262.2	16.4	—
Other operating items, net	36.5	41.0	13.7
Operating loss	(292.9)	(32.1)	(31.5)
Interest expense	60.2	53.8	8.8
(Gain) loss on deconsolidation of subsidiary	(8.5)	(2.4)	49.7
Other expense (income), net	12.1	(0.2)	10.0
Loss before reorganization items, income taxes and discontinued operations	(356.7)	(83.3)	(100.0)
Reorganization items	—	—	(1,802.1)
(Loss) income before income taxes and discontinued operations	(356.7)	(83.3)	1,702.1
Income tax (benefit) expense	(12.5)	(58.9)	61.6
(Loss) income from continuing operations before discontinued operations	(344.2)	(24.4)	1,640.5
(Loss) income from discontinued operations, net of taxes	(49.0)	(5.2)	153.1
Net (loss) income	$(393.2)	$(29.6)	$1,793.6

RDA Holding Co., and Subsidiaries

Consolidated Balance Sheets

(in millions)

(unaudited)

	Successor Company
	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$112.3	$169.4
Restricted cash	5.4	4.5
Accounts receivable, net	183.8	196.0
Inventories	63.8	53.8
Prepaid and deferred promotion costs	28.8	31.9
Prepaid expenses and other current assets	103.1	113.0
Assets held for sale	132.7	187.6
Total current assets	629.9	756.2
Property and equipment, net	52.0	55.1
Restricted cash	6.7	8.4
Goodwill	390.7	585.4
Other intangible assets, net	307.4	423.3
Prepaid pension assets	135.5	166.0
Other noncurrent assets	41.9	34.4
Total assets	$1,564.1	$2,028.8
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$137.6	$153.3
Accrued expenses	133.8	122.9
Income taxes payable	8.8	7.8
Unearned revenue	235.3	267.0
Other current liabilities	22.0	29.6
Liabilities held for sale	22.9	34.2
Total current liabilities	560.4	614.8
Long-term debt	603.8	510.7
Unearned revenue	89.6	94.3
Accrued pension	4.4	5.7
Postretirement and postemployment benefits other than pensions	9.2	12.9
Other noncurrent liabilities	154.1	197.8
Total liabilities	1,421.5	1,436.2
Successor Company common stock	—	—
Treasury stock	(30.7)	—
Paid-in capital, including warrants	594.3	597.6
Accumulated deficit	(422.8)	(29.6)
Accumulated other comprehensive income	1.8	24.6
Total stockholders’ equity	142.6	592.6
Total liabilities and stockholders’ equity	$1,564.1	$2,028.8

RDA Holding Co., and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(in millions)

(unaudited)

	Successor Company		Predecessor Company
	Year ended December 31, 2011	February 20 to December 31, 2010	January 1 to February 19, 2010
Net change in cash due to operating activities	$(90.0)	$(53.6)	$(9.8)
Net change in cash due to investing activities	(2.2)	7.8	(8.7)
Net change in cash due to financing activities	36.5	(57.5)	(9.5)
Effect of exchange rate changes on cash and cash equivalents	(1.4)	3.1	0.2
Net change in cash and cash equivalents	(57.1)	(100.2)	(27.8)
Cash and cash equivalents at beginning of period	169.4	269.6	297.4
Cash and cash equivalents at end of period	$112.3	$169.4	$269.6
Supplemental information
Cash paid for interest	$52.0	$38.4	$6.0
Cash paid for income taxes	$8.8	$8.4	$1.3

RDA Holding Co., and Subsidiaries

Net Income to Consolidated EBITDA Reconciliation

(in millions)

(unaudited)

	Successor Company
	Three months ended December 31,
	2011	2010

Net income	$5.8	$58.5
Interest expense	16.9	13.9
Income tax expense (benefit)	4.5	(19.3)
Depreciation and amortization	16.7	16.6
Subtotal	43.9	69.7

Adjustments
Restructuring and reorganization costs	20.6	12.5
Change of control	0.1	—
Asset impairment charges	14.8	1.7
Fair value and fresh start adjustments	3.6	16.2
Disposed businesses	(11.1)	(20.6)
Other adjustments (a)	14.0	(0.5)
Consolidated EBITDA	$85.9	$79.0

	Successor Company		Predecessor Company
	Year ended December 31, 2011	February 20 to December 31, 2010	January 1 to February 19, 2010

Net (loss) income	$(393.2)	$(29.6)	$1,793.6
Interest expense	60.2	53.8	8.8
Income tax (benefit) expense	(12.5)	(58.9)	61.6
Depreciation and amortization	68.2	57.5	6.7
Subtotal	(277.3)	22.8	1,870.7

Adjustments
Restructuring and reorganization costs	41.2	57.9	13.7
Change of control	6.3	—	—
Asset impairment charges	262.2	16.4	—
Fair value and fresh start adjustments	29.3	61.0	—
Disposed businesses	47.7	(0.3)	(98.7)
Other adjustments (a)	13.2	(6.1)	(1,797.1)
Consolidated EBITDA	$122.6	$151.7	$(11.4)

(a)                      Other adjustments primarily include stock-based compensation, non-cash gains (e.g. pension), changes in the fair value of warrants and other adjustments, along with a gain on reorganization in the Predecessor Company.